Exhibit L

                             Proposed Form of Notice

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35-_____)

Filing under the Public Utility Holding Company Act of 1935, as amended ("Act")

June __, 2000


              KeySpan Corporation ("KeySpan"), One MetroTech Center, Brooklyn, New York 11201, a New York corporation and currently a public utility holding company exempt from registration under the Act (except for Section 9(a)(2) thereof) pursuant to Section 3(A)(1) of the Act and Rule 2 thereunder, Eastern Enterprises ("Eastern"), 9 Riverside Road, Weston, Massachusetts 02493, a Massachusetts voluntary association and an exempt public utility holding company under the Act pursuant to Section 3(a)(1) of the Act and EnergyNorth, Inc. ("EnergyNorth"), 1260 Elm Street, P.O Box 329, Manchester, New Hampshire 03105, a New Hampshire Corporation and an exempt public utility holding company pursuant to Section 3(a)(1) of the Act (collectively the "Applicants") have filed with the Securities and Exchange Commission (the "Commission") an application/declaration pursuant to Sections 6(a), 7, 9(a), 10, 12(b), 12(c) and 13(b) and Rules 45, 46, 52, 53, 54, 87 and 80-92.

              KeySpan has previously filed and application/declaration on Form U-1 (File No. 70-9641, the "Merger Application"), pursuant to Sections 9 and 10 and other applicable provisions of the Act seeking approval to acquire all of the issued and outstanding common stock of Eastern (hereafter referred to as the "Transaction"). Following completion of the Transaction, Eastern will become a direct, wholly-owned subsidiary of KeySpan and KeySpan will register as a holding company pursuant to Section 5 of the Act. As described in the Merger Application, Eastern filed an application/declaration with the Commission ("Eastern/EnergyNorth Application") requesting authorization pursuant to Sections 9 and 10 of the Act to acquire all the issued and outstanding common stock of EnergyNorth, (hereafter referred to as the "ENI Transaction"). (See File No. 70-9605). If the Commission approves the ENI Transaction, upon consummation of the ENI Transaction, EnergyNorth will become a direct subsidiary of Eastern, and, therefore, an indirect subsidiary of KeySpan through consummation of the Transaction. For purposes of this Application/ Declaration, KeySpan has assumed that the ENI Transaction will be approved concurrently with the Transaction. Accordingly, this Application/Declaration addresses approvals which would be necessary if KeySpan indirectly acquires EnergyNorth through its acquisition of Eastern. The Transaction and the ENI Transaction are sometimes collectively referred to herein as the "Mergers."

              As a result of the  Transaction,  KeySpan  will own,  directly  or indirectly the following public utility subsidiary companies: The Brooklyn Union Gas Company d/b/a KeySpan Energy Delivery New York ("KED NY"), which distributes natural gas at retail to residential, commercial and industrial customers in the New York City Boroughs of Brooklyn, Staten Island and Queens; KeySpan Gas East
Corporation   d/b/a  KeySpan

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Energy Delivery Long Island (KED LI"), which  distributes  natural gas at retail to customers in New York State located in the counties of Nassau and Suffolk on Long Island and the Rockaway Peninsula in Queens County; KeySpan Generation LLC ("KeySpan Generation"), which owns and operates electric generation capacity located on Long Island which is sold at wholesale to the Long Island Power Authority; Boston Gas Company ("Boston Gas"), which distributes natural gas to customers located in Boston and 73 other cities and towns throughout eastern and central Massachusetts; Essex Gas Company, which distributes natural gas to customers in 17 cities and towns in an area of eastern Massachusetts that is contiguous to Boston Gas's service territory; Colonial Gas Company, which distributes natural gas to customers located in northeastern Massachusetts and on Cape Cod; and EnergyNorth Natural Gas, Inc., which distributes natural gas to residential, commercial and industrial customers in 27 cities and towns located in southern and central New Hampshire, and the City of Berlin located in northern New Hampshire. These seven utility subsidiaries are collectively referred to as the "Utility Subsidiaries".

              As explained in the Merger Application, following consummation of the Mergers, KeySpan Energy Corporation ("KEC"), Eastern and EnergyNorth will remain in existence as first tier public utility holding company subsidiaries of KeySpan; however, EnergyNorth's existence will only be temporary; it will be eliminated as soon as practicable after the Mergers are completed. KEC, Eastern and EnergyNorth are collectively referred to herein as the "Intermediate Holding Companies." KeySpan's will also directly or indirectly own all of the nonutility subsidiaries and investments owned by KeySpan, Eastern and EnergyNorth. Such entities are collectively referred to herein as the "Nonutility Subsidiaries." Collectively, the Utility Subsidiaries, the Intermediate Holding Companies and the Nonutility Subsidiaries are referred to herein as the "Subsidiaries."

              The Applicants and their respective Subsidiaries seek the Commission's authorization and approval, upon consummation of the Mergers and KeySpan's registration as a holding company under Section 5 of the Act, with respect to a program of external financing, credit support arrangements, and other related proposals for KeySpan, Eastern, EnergyNorth and their respective Subsidiaries (the "KeySpan System") for the period commencing on the date the Mergers are completed and continuing for a period of 3 years from such date ("Authorization Period") as described below.

              Financings will be subject to the following limitations: (i) the effective cost of money on long term debt financings will not exceed 500 basis points over the interest rate borne by comparable term U.S. Treasury securities and the effective cost of money on short-term debt financings will not exceed 500 basis points over the London interbank offer rate (LIBOR); (ii) maturity of indebtedness will not exceed 50 years; (iii) The effective cost of money on preferred stock and other fixed income oriented securities will not exceed 500 basis points over LIBOR; (iv) the underwriting fees, commissions and other similar remuneration paid in connection with the non-competitive issue, sale or distribution of a security will not exceed an amount or percentage of the principal or total amount of the security being issued that would be charged to or paid by other companies with a similar credit rating and credit profile in a comparable arm's-length credit or financing transaction with an unaffiliated person; (v) during the Authorization Period KeySpan's (and each Utility Subsidiary's) common equity will be at least 30% of their consolidated capitalization, as adjusted to reflect subsequent events that affect capitalization; (vi) any long-term debt issued by it to unaffiliated parties pursuant to the

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authority  requested  hereby and not exempt  under Rule 52 will be rated or will meet the  qualifications  for  being  rated  investment  grade  by a  nationally
recognized   statistical  rating   organization;   (vii)  KeySpan's   "aggregate
investment"  in  exempt  wholesale   generators  ("EWGs")  and  foreign  utility
companies ("FUCOs"), as defined in Rule 53 under the Act, will not exceed 100% of the aggregate consolidated retained earnings of KeySpan, Eastern and EnergyNorth without giving effect to any accounting adjustments required in
connection   with  the  Mergers  or  250%  if  effect  is  given  to  accounting adjustments; and (viii) the proceeds from the financings authorized by the Commission pursuant to this application/declaration will be used for lawful corporate purposes, including (a) financing, in part, investments by and capital expenditures of KeySpan and its Subsidiaries, including, without limitation, the funding of future investments in EWGs, FUCOs, Rule 58 Subsidiaries, and "exempt telecommunications companies" ("ETCs"), (b) the repayment, redemption, refunding or purchase by KeySpan or any Subsidiary of any of its own securities pursuant to Rule 42, and (c) financing working capital requirements of KeySpan and its Subsidiaries.

              External Financing

              Following the closing of the Mergers, KeySpan and the Subsidiaries are seeking to maintain their existing financing arrangements and other commitments and to continue to carry on their newly combined business without undue interruption. Consequently, KeySpan requests that the Commission authorize KeySpan and the Subsidiaries, during the Authorization Period, to continue to finance their operations in the same manner as prior to closing of the Mergers. Additionally, KeySpan requests authorization to issue and sell through the Authorization Period up to $1.5 billion of additional securities at any time outstanding which could include, but would not be necessarily limited to, common stock, preferred stock, options, warrants, long- and short-term debt (including commercial paper), convertible securities, subordinated debt, bank borrowings and securities with call or put options.

              Guarantees

              KeySpan requests authorization to issue additional guarantees and other forms of credit support in an aggregate amount of $2.0 billion at any time outstanding in addition to any such securities, guarantees and credit support outstanding or existing as of the date the Mergers are completed.

              Money Pools

              KeySpan and the Subsidiaries request authorization to establish the KeySpan System money pool ("Money Pool"). The Utility Subsidiaries, to the extent not exempted by Rule 52, also request authorization to make unsecured short-term borrowings from the Money Pool, to contribute surplus funds to the Money Pool, and to lend and extend credit to (and acquire promissory notes from) one another through the Money Pool. KeySpan requests authorization to contribute surplus funds and to lend and extend credit to the Money Pool. EWGs, FUCOs and ETCs will not participate in the Money Pool.

              Hedging Transactions

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

              KeySpan and, to the extent not exempt under Rule 52, the Subsidiaries, request authority to maintain existing and enter into additional hedging transaction ("Interest Rate Hedges") with respect to outstanding indebtedness of such companies in order to manage and minimize interest rate costs. Such companies also request authority to enter into hedging transactions with respect to anticipatory debt issuances in order to lock-in current interest rates and/or manage interest rate risk exposure.

              Stock-Based, Open Enrollment and Dividend Reinvestment Plans

              KeySpan requests authorization to issue and sell its common stock from time to time during the Authorization Period, either pursuant to its Investor Program, an open enrollment and dividend reinvestment plan and its Long Term Performance Incentive Compensation Plan, and a stock-based management incentive plan and its 401K Plan employee benefit plans or in exchange for securities or assets being acquired from other companies. KeySpan also requests authorization for its indirectly held subsidiary, The Houston Exploration
Company, to issue securities pursuant to its stock plans during the Authorization Period. KeySpan, through its wholly-owned subsidiary, KeySpan MHK, Inc., is an investor in myHomeKey.com, Inc. ("MHK"). Authorization is requested for MHK. to issue and sell, and to repurchase, from time to time pursuant to the MHK Stock Plan and the Director's Option shares of its common stock or options or other stock purchase rights and to repurchase shares of MHK's common stock held by senior management upon such individuals' termination of employment or association with the company.

              Utility Subsidiary Financings

              To the extent not exempt under Rule 52, authority is requested for the Utility Subsidiaries to (1) continue in effect their current credit facilities after completion of the Mergers and to amend, renew, extend and/or replace such credit facilities, (2) enter into Interest Rate Hedges, and (3) issue and sell from time to time during the Authorization Period additional debt securities with maturities of one year or less.

              Intermediate Holding Company Financings

              KeySpan and the Intermediate Holding Companies request authority for each of the Intermediate Holding Companies to issue and sell securities to their respective immediate parent company for the purpose of funding the operations of their respective subsidiaries. All such securities issued by the Intermediate Holding Companies will meet the requirements of Rule 52(b).

              Nonutility Subsidiary Financings

              MHK may issue and sell common stock in an initial public offering for purposes of raising capital to finance the business activities contemplated by its current business plan. To the extent the exemption may not apply, authorization is hereby requested during the Authorization Period for MHK to issue and sell its common stock in an underwritten public offering pursuant to underwriting agreements of types generally standard in the industry, at rates or price and under conditions negotiated or based upon, or otherwise determined by, competitive capital.

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

              EWG/FUCO-Related Financings

              To  enable  KeySpan  to  compete  effectively  in the  independent generation market, KeySpan hereby requests authorization, following completion of the Mergers and for purposes of Rule 53, to invest (i) up to 100% of its consolidated retained earnings, without giving effect to any accounting adjustments required in connection with the Mergers, in EWGs and FUCOs, or (ii) up to 250% of its consolidated retained earnings if effect is given to such accounting adjustments. The EWGs and FUCOs may be held, and the investments may be made, directly, or indirectly through intermediate companies, partnerships or other corporate entities.

              Changes in Capital Stock of Subsidiaries

              KeySpan, on behalf of the Subsidiaries, requests authorization to change any wholly-owned Subsidiary's authorized capital stock capitalization.

              Financing Subsidiaries

              KeySpan and the Subsidiaries request authority to acquire the equity securities of one or more special-purpose subsidiaries organized solely to facilitate a financing and to guaranty the securities issued by such Financing Subsidiaries, to the extent not exempt pursuant to Rule 45(b) and Rule 52.

              Intermediate and New Subsidiaries

              KeySpan requests authority to acquire, directly or indirectly, the equity securities of (a) one or more intermediate subsidiaries ("Intermediate Subsidiaries") organized exclusively for the purpose of acquiring, financing, and holding the securities of one or more existing or future Nonutility Subsidiaries, including but not limited to EWGs FUCOs, companies engaged or formed to engage in activities permitted by Rule 58 ("Rule 58 Subsidiaries"), or ETCs, provided that the Intermediate Subsidiaries may also provide management, administrative, project development, and operating services to such entities, and (b) one or more new subsidiaries organized exclusively for the purpose of engaging in any business or activity in which any of the Nonutility Subsidiaries of KeySpan are engaged at the effective time of the Transaction.

              Payment of Dividends Out of Capital and Unearned Surplus

              KeySpan and the Subsidiaries request authority to pay dividends out of capital and unearned surplus, subject to certain limitations and for authorization for KeySpan and the Subsidiaries to acquire, retire, or redeem the securities that they have issued to any associate company, any affiliate, or any affiliate of an associate company.

              KeySpan also requests approval pursuant to Section 13(b) of the Act and Rule 88(b) for three service companies. As an exempt holding company, KeySpan and its existing two service companies, KeySpan Corporate Services LLC ("KCS") and KeySpan Utility Services LLC ("KUS"), provide comprehensive services to their affiliates and subsidiaries. KeySpan also intends to have an additional service company, KENG to provide engineering services to KeySpan's subsidiaries. KSC, KUS and KENG are

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collectively referred to herein as the "Service Companies".  Each of the Service
Companies  provides,  or will provide,  a distinct set of services to its client
companies.   KCS  will   provide  a  variety  of   traditional   corporate   and
administrative services to KeySpan and its subsidiaries. The only services that KUS will provide are (a) gas and electric transmission and distribution systems planning, (b) marketing (planning, administration and support), (c) gas supply planning and procurement, (d) research, development and demonstration, and (e) meter repair operations. KUS will only provides these services to KED NY, KeySpan LI, KeySpan Generation, KeySpan Electric Services LLC and KeySpan Energy Trading Services LLC. KENG will provide engineering and surveying services primarily to KeySpan's subsidiaries. There will be no overlap in the services provided by the Service Companies and because of the requirements of the Public Service Commission of the State of New York and the New York State Education Law, the services offered by KUS and KENG must be provided by separate companies in order to protect the public.

              KeySpan is also requesting authorization from the Commission for approval of certain interim measures until January 1, 2001 relating to service arrangements within the combined registered holding company system to assist in the transition period. KeySpan intends to fully implement an arrangement for the system wide provision of services that conforms to the Commission's traditional precedent by the end of the proposed transition period.

              Certain Subsidiaries provide services under existing agreements which are not cost based and it is unclear whether they squarely fall within any statutory or administrative exemption under the Act. After the Transaction is consummated, it is contemplated that they will continue to provide the services to associate companies on competitive terms under the existing agreements or new agreements that may be entered into from time to time. To the extent needed, KeySpan requests an exemption pursuant to Section 13(a) of the Act to permit these ongoing and similar future arrangements after the Transaction is completed.

              As permitted by Rule 87(b)(1), Nonutility Subsidiaries may from time to time provide services and sell goods to each other. To the extent not exempt pursuant to Rule 90(d), such companies request authority to perform such services and to sell such goods to each other at fair market prices, without regard to "cost," as determined in accordance with Rules 90 and 91 and subject to certain limitations.

              The Applicants request the Commission's approval of an agreement for the allocation of consolidated tax among KeySpan and the Subsidiaries (the "Tax Allocation Agreement"). Approval is necessary because the proposed Tax Allocation Agreement may provide for the retention by KeySpan of certain payments for tax losses that it has incurred, rather than the allocation of such losses to Subsidiaries without payment as would otherwise be required by Rule 45(c)(5).




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